                           SCHEDULE 14C INFORMATION

                  Information Statement Pursuant to Section
                 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

[X]  Preliminary Information Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[_]  Definitive Information Statement

                            Eskimo Pie Corporation
  ---------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No Fee required

[_]  $125 per Exchange Act Rules O-11(c)(1)(ii), 14(a)(6)(i)(1), 14(a)(6)(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_]  Fee computed on table below per Exchange Act Rules 14c-5(g) and O-11


       1) Title of each class of securities to which transaction applies:

       ----------------------------------------------------------------------

       2) Aggregate number of securities to which transaction applies:

       ----------------------------------------------------------------------

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       ----------------------------------------------------------------------

       4) Proposed maximum aggregate value of transaction:

       ----------------------------------------------------------------------

       5) Total fee paid:

       ----------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1) Amount Previously Paid:

       ----------------------------------------------------------------------

       2) Form Schedule or Registration Statement No.:

       ----------------------------------------------------------------------

       3) Filing Party:

       ----------------------------------------------------------------------

       4) Date Filed:

       ----------------------------------------------------------------------

Notes:

                            ESKIMO PIE CORPORATION

                            -----------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                            -----------------------

                      TO BE HELD FRIDAY, OCTOBER 13, 2000

          A Special Meeting of Shareholders of Eskimo Pie Corporation will be held at the SunTrust Bank (formerly Crestar Bank) auditorium, 4th Floor, 919 East Main Street, Richmond, Virginia, at 10:00 a.m., local time, on October 13, 2000, for the following purpose:

          1. To elect eight (8) new directors to serve until the 2001 Annual Meeting of Stockholders. An anticipated change in the control of Eskimo Pie necessitates that the elections be held at the Special Meeting instead of the Annual Meeting. EP Acquisition Corp., a wholly owned subsidiary of CoolBrands International Inc. anticipates that it will acquire the majority of Eskimo Pie Common Stock, and therefore control of Eskimo Pie, by tender offer on or before October 12, 2000. New directors will be elected to reflect the anticipated change in control.

          The Board of Directors has fixed the close of business on August 31, 2000, as the record date for determination of shareholders entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof.


                                     By Order of the Board of Directors

                                     /s/ Thomas M. Mishoe, Jr.
                                     Chief Financial Officer, Vice President
                                     Treasurer and Corporate Secretary

September __, 2000

901 Moorefield Park Drive
Richmond, Virginia 23236

                            ESKIMO PIE CORPORATION

                           901 Moorefield Park Drive
                           Richmond, Virginia 23236

                            ----------------------

                       PRELIMINARY INFORMATION STATEMENT
                                      FOR
                        SPECIAL MEETING OF SHAREHOLDERS

                            -----------------------

                     WE ARE NOT ASKING YOU FOR A PROXY AND
                   YOU ARE REQUESTED NOT TO SEND US A PROXY.


                                    GENERAL

     Eskimo Pie Corporation ("Eskimo Pie") is providing this Information Statement in connection with its Special Meeting of Shareholders to be held on October 13, 2000. The purpose of the Special Meeting of Shareholders is set forth in the accompanying Notice of Special Meeting of Shareholders. This Information Statement is being mailed to shareholders on or about September __, 2000.

                                 VOTING RIGHTS

     Only those shareholders of record at the close of business on August 31, 2000 are entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof. The number of shares of Eskimo Pie Common Stock outstanding and entitled to vote as of the record date was [3,485,757]. There are no other outstanding classes of voting securities of Eskimo Pie. Each holder of a share of Eskimo Pie Common Stock is entitled to one vote per share in the Special Meeting election of directors.

                  CHANGE IN CONTROL OF ESKIMO PIE CORPORATION

     CoolBrands International Inc. anticipates acquiring control of Eskimo Pie Corporation on or before October 12, 2000 as a result of a tender offer commenced by its wholly owned subsidiary, EP Acquisition Corp., on or about the date of this Information Statement. The tender offer is being made pursuant to an Agreement and Plan of Merger dated as of May 3, 2000 and amended as of June 1, 2000, between Eskimo Pie, CoolBrands and EP Acquisition. The tender offer is disclosed in a Tender Offer Statement on Schedule TO, dated September __, 2000, in which EP Acquisition has offered to purchase all of the outstanding shares of Eskimo Pie common stock at a cash price of $10.25 per share, net to the seller, on the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal, copies of which are being mailed to Eskimo Pie shareholders simultaneously with this Information Statement.

     CoolBrands anticipates obtaining control of Eskimo Pie on consummation of the tender offer, by EP Acquisition purchasing shares of Eskimo Pie common stock which, together with Eskimo Pie shares already owned by CoolBrands, will constitute at least a majority of the shares of Eskimo Pie Common Stock. As of August 31, 2000, CoolBrands owned 587,700 shares of Eskimo Pie stock (or approximately 16.9% of outstanding Eskimo Pie shares).

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

      The table below sets forth, as of June 30, 2000, the number and percentage of shares of Eskimo Pie's common stock held by persons known to Eskimo Pie to be the owners of more than five percent of Eskimo Pie's issued and outstanding common stock, each of Eskimo Pie's directors and executive officers during the last fiscal year and all of Eskimo Pie's directors and executive officers as a group. Except to the extent that shares may be held in joint tenancy with a spouse or as otherwise indicated, each director or executive officer has sole voting and investment power with respect to the shares shown. The beneficial ownership shown for the four shareholders other than Eskimo Pie's directors and executive officers is based upon the most recent filings received by Eskimo Pie for such shareholders pursuant to Section 13(d) of the Securities Exchange Act of 1934.

                                                    Amount and Nature of            Percent of
                                                    Beneficial Ownership          Common Stock
Name and Address of Beneficial Owner                  of Common Stock              Outstanding
------------------------------------                  ---------------              -----------

CoolBrands International Inc. (1)                        587,700                       15.9%
(formerly, Yogen Fruz World-Wide, Inc.)
   Toronto, Canada

Shamrock Farms Company (2)                               514,566                       13.9%
  Phoenix, Arizona

Dimensional Fund Advisors Inc. (3)                       213,800                        5.8%
   Santa Monica, California

Peak Management, Inc. (4)                                160,600                        4.3%
   Boston, Massachusetts

Arnold H. Dreyfuss                                        28,080 (5)                       *
   Jupiter, Florida

Kimberly P. Ferryman                                      21,254 (6)(7)                    *
  Richmond, Virginia

Wilson H. Flohr, Jr.                                      13,385 (5)(8)                    *
   Richmond, Virginia

Craig L. Hettrich                                          6,443 (6)(7)                    *
   Richmond, Virginia

F. Claiborne Johnston, Jr.                                 3,700 (5)(9)                    *
   Richmond, Virginia

V. Stephen Kangisser                                      14,050 (6)(7)                    *
   Richmond, Virginia

David B. Kewer                                            82,255 (6)(7)                 2.2%
    Richmond, Virginia

Daniel J. Ludeman                                          9,698 (5)                *
    Richmond, Virginia

Judith B. McBee                                            7,125 (5)                *
   Richmond, Virginia

Thomas M. Mishoe, Jr.                                     21,135 (6)(7)             *
   Richmond, Virginia

Robert C. Sledd                                            5,645 (5)                *
   Richmond, Virginia

William J. Weiskopf                                        8,482 (6)(7)             *
   Richmond, Virginia

All Directors and Executive Officers                     221,252 (5)(6)(7)       6.0%
  of Eskimo Pie as a Group (12 persons)

________________________________________
* Beneficial ownership does not exceed one percent of the outstanding shares of Eskimo Pie's common stock.

(1) Based on a Schedule 13D, filed December 10, 1998, by CoolBrands (formerly Yogen Fruz World-Wide Incorporated), as amended by Amendment Nos. 1, 2 and 3, filed December 17, 1998, July 1, 1999, and July 2, 1999, respectively.

(2) Based on a Schedule 13D, filed September 10, 1999, by Shamrock Farms Company, as amended by Amendment No. 1, filed October 26, 1999.

(3) Based on a Schedule 13G, filed by Dimensional Fund Advisors Inc. for the year ended December 31, 1999, stating that it is a registered investment advisor whose advisory clients own the shares indicated, but that Dimensional possesses voting and/or investment power over the shares of Eskimo Pie's common stock. Dimensional disclaims beneficial ownership of such securities.

(4) Based on a Schedule 13D, filed on November 30, 1998, by Peak Management, Inc., Peak Investment Limited Partnership and Peter H. Kamin, as amended by Amendment Nos. 1, 2 and 3, filed September 28, 1999, January 27, 2000, and June 28, 2000, respectively. These filings indicate that Mr. Kamin has shared voting and dispositive power over all the shares of Eskimo Pie's common stock reported as beneficially owned by the collective Peak entities in the preceding table.

(5) Includes shares under option that are currently exercisable or will be exercisable within 60 days of June 30, 2000, and shares of restricted and unrestricted stock, in each case granted to non-employee directors as compensation for board service under the 1996 Incentive Stock Plan.

(6)  Includes 6,000, 12,093, 66,667, 17,140, 7,667 and 19,990 shares under option that are currently exercisable or will be exercisable by Messrs. Hettrich, Kangisser, Kewer, Mishoe and Weiskopf and Ms. Ferryman, respectively, within 60 days of June 30, 2000, granted under Eskimo Pie's 1992 and 1996 Incentive Stock Plans.

(7) Includes shares held by executive officers in Eskimo Pie's 401(k) Savings Plan and Employee Stock Purchase Plan. Each participant in the respective plans has the right to instruct the plans' trustee with respect to the voting of shares allocated to his or her account.

(8) Includes 1,500 shares held by Mr. Flohr's wife; 2,000 shares held by Mr. Flohr's wife as trustee; and 200 shares held as custodian.

(9) Includes 400 shares held by, or for the benefit of, a family member living in Mr. Johnston's household, as to which shares Mr. Johnston disclaims beneficial ownership.

     To Eskimo Pie's knowledge, no director or executive officer of CoolBrands holds any shares of Eskimo Pie common stock.

                             ELECTION OF DIRECTORS

     Eight (8) directors are to be elected at the Special Meeting.  The eight
(8) persons named below will be nominated to serve as directors until the 2001 Annual Meeting or until their successors have been duly elected and have qualified. None of the nominees listed below, other than David B. Kewer, has ever served as a director of the Company.

     With regard to the election of directors, votes may be cast in favor or withheld. If a quorum is present at the Special Meeting, the eight (8) nominees for director receiving the highest number of affirmative votes shall be elected as directors. A majority of the shares of Common Stock outstanding and entitled to vote, represented in person or by proxy, will constitute a quorum for the vote at the Special Meeting. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect on the election of directors under Virginia law.

                               DIRECTOR NOMINEES


                         Director  Principal Occupation During Past Five Years;
Name (Age)                Since       Directorship in Other Public Companies
------------             --------  --------------------------------------------
Thomas Delaplane (55)      --        Corporate Vice President of Dreyer's Grand
                                     Ice Cream, for more than the past five
                                     years.

David B. Kewer (45)      1997        Effective May 2000, Chairman of the Board
                                     of Directors, and effective March 1998,
                                     President and Chief Executive Officer of
                                     Eskimo Pie. Previously, beginning March
                                     1997, President and Chief Operating Officer of Eskimo Pie. Formerly (1993 until 1997),
                                     President of Willy Wonka Candy Factory, a subsidiary of Nestle USA, Inc. From 1988 through 1993, various senior level positions at Drumstick Co. which was acquired by Nestle in 1991.

Aaron Serruya* (34)        --        Executive Vice President of CoolBrands
                                     since September 1995. He is a co-founder and director of CoolBrands and has been actively involved in its development since its inception in 1986. Mr. Serruya also serves as President of Yogen Fruz Canada,
                                     Inc., CoolBrands' affiliate.

Michael Serruya* (36)      --        Co-Chairman of the Board of CoolBrands.
                                     He served as Co-President and Co-Chief
                                     Executive Officer of CoolBrands from March
                                     1998 until February, 2000. From September
                                     1995 until March 1998, Mr. Serruya served as President, Chief Executive Officer and
                                     Chairman of the Board of CoolBrands. He is a co-founder of CoolBrands and has been actively involved in its development since its inception in 1986.

Irwin D. Simon (40)        --        President and Chief Executive Officer of
                                     The Hain Celestial Group, for more than the past five years. Mr. Simon is currently a director of the Hain Food Group, Inc.

David M. Smith* (34)       --        Executive Vice President of CoolBrands
                                     since March 1998. Mr. Smith is a director of CoolBrands and has also been a Vice
                                     President of Integrated Brands, Inc., since
                                     December 1989.

Richard E. Smith* (58)     --        Co-Chairman of the Board and Co-Chief
                                     Executive Officer of CoolBrands. Mr. Smith was Co-President of CoolBrands from March
                                     1998 until February 2000, and was Chairman of the Board and Chief Executive Officer of Integrated Brands, Inc. from October 1985 until the merger of Integrated Brands, Inc.
                                     and a wholly-owned subsidiary of CoolBrands in March 1998. For more than the past five years, Mr. Smith has also been Chairman of the Board and Secretary of Calip Dairies,
                                     Inc., which owns the trademark and trade names of Dolly Madison Ice Cream. Mr. Smith was founder of Frusen Gladje Ltd. in 1980 and was its Chairman of the Board and Chief
                                     Executive Officer until the sale of Frusen
                                     Gladje to Kraft, Inc. in 1985.

David J. Stein (39)        --        President and Co-Chief Executive Officer
                                     of CoolBrands. He served as Executive Vice
                                     President of CoolBrands from March 1998
                                     until February 2000. Mr. Stein is a
                                     director of CoolBrands and is also Chief
                                     Operating Officer of Integrated Brands,
                                     Inc. and has been a Vice President of
                                     Integrated Brands, Inc. since December
                                     1989.

*Aaron Serruya and Michael Serruya are brothers.
**David M. Smith is the son of Richard E. Smith.

None of the individuals listed above has been convicted in a criminal proceeding during the past five years. None of the individuals listed above was a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the individual from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each of the individuals listed above is a citizen of the United States, other than Aaron Serruya and Michael Serruya, both of whom are citizens of Canada.

                  BOARD AND COMMITTEE MEETINGS AND ATTENDANCE

      The Company's board of directors held 43 meetings in person or by conference telephone call during the fiscal year ended December 31, 1999. All directors attended at least 88% of all meetings of the board and committees on which they served, except for Mr. Ludeman, who attended 58% of the meetings of the board and the committee on which he served.

      The Eskimo Pie board has standing Executive, Compensation and Audit Committees. The Executive Committee has a wide range of powers, but its primary duty is to act, if necessary, between scheduled board meetings. For such purpose, the Executive Committee possesses all the powers of the board in management of the business and affairs of Eskimo Pie except as otherwise limited by Virginia law. The Executive Committee did not meet or otherwise take action during the fiscal year ended December 31, 1999. Current members of the Executive Committee are Messrs. Kewer (Chairman), Flohr, and Johnston.

      The Compensation Committee is responsible for setting and administering the policies and programs that govern both annual compensation for Eskimo Pie's executive officers and employee stock ownership. During the fiscal year ended December 31, 1999, the Compensation Committee met three times. Current members of the Compensation Committee are Messrs. Flohr (Chairman) and Sledd and Ms. McBee. No current member of the Compensation Committee is or has been an employee of Eskimo Pie or has any relationship to Eskimo Pie that is required to be disclosed pursuant to regulations of the Securities and Exchange Commission. Furthermore, none of Eskimo Pie's executive officers serves on the board of directors of any company of which a Compensation Committee member is an employee.

      The Audit Committee recommends the appointment of a firm of independent public accountants to audit Eskimo Pie's financial statements, as well as reviews and approves the scope, purpose and type of audit services to be performed by the external auditors. The Audit Committee carries out its duties pursuant to a written charter which was recommended by the Audit Committee and adopted by the Board in 1996. The Audit Committee met two times during the fiscal year ended December 31, 1999. Current members of the Audit Committee are Messrs. Ludeman, Johnston (Chairman) and Sledd.

                             CERTAIN RELATIONSHIPS

     David M. Smith, a nominee for election to the board of directors, is the son of Richard E. Smith, another nominee for election to the board.

     Aaron Serruya and Michael Serruya, both of whom are nominees for election to the board of directors, are brothers.

     Mays & Valentine, L.L.P., a law firm of which F. Claiborne Johnston, Jr., a current director of the Company, is a partner, was retained to perform legal services for Eskimo Pie and its subsidiaries during the last fiscal year and continues to provide such services to Eskimo Pie and its subsidiaries during the current fiscal year. The amounts paid by Eskimo Pie were based upon an agreed-upon fee arrangement for services rendered, which Eskimo Pie believes to be consistent with fees charged for similar services by other comparable firms.

     Daniel J. Ludeman, a current director, is the President and Chief Executive Officer of First Union Securities, a division of First Union Securities, Inc. First Union Securities, Inc. is Eskimo Pie's financial advisor. First Union Securities, Inc. is an affiliate of First Union National Bank, which provides commercial banking services to Eskimo Pie. It is anticipated that First Union Securities, Inc. and First Union National Bank will continue to provide such services to Eskimo Pie based on agreed-upon fee arrangements and interest rates which are consistent with amounts charged for similar services by other comparable firms.

                             DIRECTOR COMPENSATION

     Each director of the Company who is not also an executive officer of the Company receives (a) an annual retainer of $7,000; (b) a $500 fee for attendance at each Board Meeting; and (c) a $250 attendance fee for attendance at each Committee Meeting. The Chairman of the Board, who, beginning January 1, 1999, no longer receives a salary for his duties, receives director's compensation at two times that paid to other non-employee directors. From 1998 until May 3, 2000, in lieu of cash payments, directors could elect to receive payment of the annual retainer and meeting fees in Common Stock of the Company under the 1996 Incentive Stock Plan, as amended. Under the 1996 Incentive Stock Plan, outside directors also automatically receive, each year, a stock option grant for 200 shares and a restricted stock grant for 200 shares of the Company's Common Stock as part of their compensation for Board service. Each outside director is also reimbursed for ordinary and usual expenses of meeting attendance. A director who is also an executive officer of the Company receives no additional compensation for serving as a director.

                            EXECUTIVE COMPENSATION

     The table below lists all compensation paid or accrued by the Company for each person who served as the Chief Executive Officer at any time during the past fiscal year and the Company's four most highly paid executive officers, other than the Chief Executive Officer, whose total annual salary and bonus for the year ended December 31, 1999, exceeded $100,000. Messrs. Mishoe and Kangisser first became executive officers of the Company in 1996. Mr. Kewer was employed by the Company effective March 1, 1997, and became Chief Executive Officer on March 1, 1998. Mr. Weiskopf became an executive officer in 1997. Mr. Hettrich was employed by the Company in February 1998.

                          SUMMARY COMPENSATION TABLE
                          --------------------------

                                               Annual Compensation                                 Long Term Compensation
                                       ---------------------------------------------    ------------------------------------------
                                                                                        Restricted       Securities     All Other
Name, Age and                                                           Other Annual       Stock          Underlying    Compen-
Principal Position            Year     Salary          Bonus          Compensation (1)     Awards         Options(#)    sation (2)
------------------            ----    ----------     ------------     -------------     ----------       -----------    ----------
David B. Kewer  (45)          1999     $384,500 (3)  $264,250 (4)(5)         ----           ----           15,000        $3,400
President and Chief           1998      213,333          ----            $ 23,042           ----           10,000         9,460
Executive Officer             1997      166,667        40,000 (6)         102,182       $125,000 (7)       50,000           525

Craig L. Hettrich  (40)       1999      120,500        92,400 (4)(5)         ----           ----            6,000         3,025
General Manager,              1998      105,417        15,391              87,223           ----            3,000          ----
Foodservice Division          1997         ----          ----                ----           ----             ----          ----

V. Stephen Kangisser  (48)    1999      126,584        94,225 (4)(5)         ----           ----            6,000         3,663
Vice President, Sales         1998      119,792         5,000                ----           ----            4,500         3,594
                              1997      112,002          ----              52,558           ----            7,639         2,023

Thomas M. Mishoe, Jr. (47)    1999      176,667 (3)    98,750 (4)(5)         ----           ----            6,000         2,628
Chief Financial Officer,      1998      134,833          ----              16,217           ----            4,500         2,680
Vice President, Secretary     1997      127,500          ----                ----           ----            7,709         2,495
and Treasurer

William J. Weiskopf  (39)     1999      101,667        68,000 (4)(5)         ----           ----            6,000         3,000
Vice President and            1998       96,667         3,000                ----           ----            3,000         2,900
General Manager,              1997       85,877           ---              10,502           ----              ---         2,576
Flavors Division

1) Of the total amounts reported as "Other Annual Compensation," the following amounts are attributable to relocation expenses incurred in connection with the respective officer's employment by the Company; Mr. Hettrich - $78,398 in 1998, Mr. Kangisser - $43,877 in 1997, Mr. Kewer - $10,242 in 1998 and

    $92,182 in 1997, and Mr. Weiskopf - $9,145 in 1997. The remaining amounts relate primarily to automobile allowances and club dues.

2) All amounts reflect the Company's matching contributions to the Company's 401(k) Savings Plan and Employee Stock Purchase Plan.

3) Amounts reported for Messrs. Kewer and Mishoe reflect a monthly increase to their base salaries in light of the additional responsibilities they were asked to assume in connection with the Board's decision in December 1998 to explore strategic alternatives to enhance shareholder value. For Mr. Kewer, the amount reported reflects an additional $12,000 per month for December 1998 through December 1999. For Mr. Mishoe, the amount reported includes an additional $5,000 per month for December 1998 through June 1999. The decision to continue Mr. Kewer's supplemental monthly base salary after September 1999 was made, as explained below under "Certain Agreements," in connection with the continuation of his additional responsibilities in the Company's pursuit of strategic alternatives and in part in recognition of the Company's reduction of approximately $250,000 in the amount potentially payable to Mr. Kewer under his retention and severance agreement with the Company in the event of a sale of the Company.

4) Amounts shown for each of Messrs. Kewer, Hettrich, Kangisser, Mishoe and Weiskopf include awards under the 1999 Senior Management Incentive Plan in the amount of $114,250, $36,150, $37,975, $42,500 and $30,500, respectively.

5) Amounts shown for each of Messrs. Kewer, Hettrich, Kangisser, Mishoe and Weiskopf also include payments made in January 2000 in the amount of $150,000, $56,250, $56,250, $56,250 and $37,500, respectively. As explained under "Certain Agreements," these payments were made under revised retention and severance agreements put in place in September 1999, in connection with the restructuring of the Company's retention and severance benefits for the Company's senior management and other employees. The revised contracts provided for a 25% retention payment to be made in January 2000, provided the named employee was still employed by the Company on December 31, 1999. These contract revisions were made in an effort to assure the continued employment of key employees following the Board's September 8, 1999, announcement of its decision to seek a sale of the Company in order to maximize shareholder value.

6) Reflects amounts paid to Mr. Kewer as incentive to join the Company as President and Chief Operating Officer.

7) Reflects an award of 10,000 restricted shares made to Mr. Kewer upon his employment by the Company on March 1, 1997. All restrictions on these shares expired as of March 1, 2000. As of December 31, 1999, Mr. Kewer's aggregate restricted stock holdings were 5,000 shares with a value of $36,875.

       The table below sets forth information regarding option grants made during the year ended December 31, 1999, for each of the named executive officers.

                                        OPTIONS GRANTED IN LAST FISCAL YEAR
                                        -----------------------------------

                           Number of    Percentage of                                         Potential Realizable Value at Assumed
                           Securities   Total Options   Exercise   Grant Date                   Annual Rates of Stock Appreciation
                           Underlying    Granted to      Price       Market                          During Option Term (2)
                             Options     Employees in      Per        Price        Expiration        ----------------------
                            Granted        1999          Share     Per Share         Date                5%               10%
                            -------        ----          -----     ---------         ----                --               ---
David B. Kewer              15,000 (1)      20%        $13.25        $13.25         1/7/09            $125,000          $316,800
Craig L. Hettrich            6,000 (1)       8%         13.25         13.25         1/7/09              50,000           126,700
V. Stephen Kangisser         6,000 (1)       8%         13.25         13.25         1/7/09              50,000           126,700
Thomas M. Mishoe, Jr.        6,000 (1)       8%         13.25         13.25         1/7/09              50,000           126,700
William J. Weiskopf          6,000 (1)       8%         13.25         13.25         1/7/09              50,000           126,700

(1) Grants were made under the Company's 1996 Incentive Stock Plan and become exercisable in increments of one third each of the shares subject to option on the January 7, 1999, grant date, and the first and second anniversaries of the grant date, respectively.

(2) The dollar amounts under the 5% and 10% columns are the result of calculations at assumed rates of stock price appreciation set by the Securities and Exchange Commission. The dollar amounts shown are not intended to reflect the tender offer price or to forecast possible future price appreciation, if any, for the Company's Common Stock.

      The table below sets forth information regarding year-end option values at December 31, 1999, for each of the named executive officers.

                                       Fiscal Year-End Option Values (1)
                                       ---------------------------------

                                            Number of Securities                        Value of Unexercised
                                           Underlying Unexercised                           In-the-Money
                                            Options at Year-End                        Options at Year-End (2)
                                            -------------------                        -----------------------
                                   Exercisable             Unexercisable           Exercisable        Unexercisable
                                   -----------             -------------           -----------        -------------
David B. Kewer                         38,334                   36,766                   0                  0
Craig L. Hettrich                       3,000                    6,000                   0                  0
V. Stephen Kangisser                    6,047                   12,092                   0                  0
Thomas M. Mishoe, Jr.                  11,070                   17,279                   0                  0
William J. Weiskopf                     3,834                    7,666                   0                  0

(1) The columns "Number of Shares Acquired on Exercise" and "Value Realized" have been omitted because no options were exercised by the named executive officers during the year ended December 31, 1999.

(2) None of the options held by the named executive officers were in-the-money at year-end, based on a market value of the Company's Common Stock on December 31, 1999 of $7.375.

                              RETIREMENT BENEFITS

      The table below sets forth information related to the annual benefits payable upon retirement under the Company's defined benefit pension plans to persons with the specified final average earnings and years of service as a salaried employee of the Company, assuming a continuation of service and 1999 compensation to age 65, retirement at age 65, and an annual accrual rate of 1.5% of average annual earnings, and without regard to the compensation limitations under Internal Revenue Code (IRC) 401(a)(17) or the benefit limitation of IRC
415. The benefits set forth in the following table are not subject to any deduction for social security or other offset amount.

                               Pension Plan Table
                               ------------------

                                          Years of Service
                       ------------------------------------------------------
     Average                        Amount of Annual Retirement Benefit
                       ------------------------------------------------------
     Annual Earnings        15        20            25        30        35
     ---------------        --        --            --        --        --

     $125,000           $ 28,125  $ 37,500       $ 46,875  $ 56,250  $ 65,625
     $150,000             33,750    45,000         56,250    67,500    78,750
     $175,000             39,375    52,500         65,625    78,750    91,875
     $200,000             45,000    60,000         75,000    90,000   105,000
     $225,000             50,625    67,500         84,375   101,250   118,125
     $250,000             56,250    75,000         93,750   112,500   131,250
     $300,000             67,500    90,000        112,500   135,000   157,500
     $400,000             90,000   120,000        150,000   180,000   210,000
     $450,000            101,250   135,000        168,750   202,500   236,250
     $500,000            112,500   150,000        187,500   225,000   262,500

"Average Annual Earnings" is an employee's highest five consecutive year average total cash compensation within the last 10 years (which is salary, incentive awards and other compensation payable in cash (exclusive of expense reimbursements and allowances and similar items) as such amounts are shown under the respective salary, bonus and other compensation columns in the Summary Compensation Table).

      The Company established two substantially identical pension plans in 1992, covering salaried employees age 21 or over with one year of service. Salaried employees who are not officers are covered by the tax-qualified plan and officers are covered by the non-qualified plan.

      Credited years of service for the named executive officers as of December 31, 1999 are David B. Kewer - 2.8; Craig L. Hettrich - 1.9; V. Stephen Kangisser
- 3.6; Thomas M. Mishoe, Jr. - 3.8 and William J. Weiskopf - 5.7.


                              CERTAIN AGREEMENTS

      The Company entered into substantially similar severance agreements with each of Messrs. Hettrich, Kangisser, Kewer, Mishoe and Weiskopf upon their being named executive officers of the Company. The agreements provided that termination compensation would be paid if the executive's employment were terminated by the Company within three years after a change in control other than for cause (as defined in the agreements) or upon the death, permanent disability, or retirement of the executive if the executive voluntarily terminated his employment for "good reason" (as defined in the agreements). "Change in control" was defined generally to include (i) an acquisition of 20% of the Company's voting stock, (ii) a change in the composition of the Company's Board of Directors whereby the individuals serving as directors at the date on which these agreements became effective, or individuals becoming directors subsequent to the date these agreements became effective whose election or nomination was approved by a majority of the directors then in office, cease to constitute at least a majority of the Board;
(iii) shareholder approval of certain business combinations or asset sales in which the Company's historic shareholders hold less than 60% of the resulting or purchasing company or (iv) shareholder approval of the liquidation or dissolution of the Company. Under the agreements, termination compensation consisted of a cash payment equal to approximately three times the average annual compensation paid to the executive for the three most recent taxable years of the Company ending prior to the change in control. In addition, the agreements provided for the continuation of certain medical, life and disability benefits. These agreements renewed annually unless terminated by the Company by notice given 60 days prior to expiration of the current term.

     In connection with the Board of Directors' decision in September 1999 to seek a sale of the Company, the Company undertook to restructure its overall retention and severance program for both salaried and hourly employees. This restructuring reflected the necessity of retaining key employees and maintaining their focus on managing the ongoing business of the Company in order to preserve and enhance the value of the Company through any possible future sale of the Company. In this connection, the Company entered into new Executive Retention Bonus and Severance Agreements with each of the named executive officers in place of their previous severance agreements. The revised agreements provide benefits in the form of retention payments payable, without regard to a termination of employment, following certain specified events. The retention payments were set at a fixed dollar amount, payable 25% in January 2000 to those executive officers who were still employed by the Company at December 31, 1999. This date was selected because at the time of the Company's announced intent in September 1999 to seek a sale of the Company as promptly as reasonably practical, the Board had a goal of negotiating a definitive agreement for such a transaction by the end of 1999. Under the revised retention and severance agreements, the balance of the retention payment is payable upon a sale of the Company or, in the case of Mr. Kewer, 30 days after a sale of the Company unless he has voluntarily left the employ of the Company prior to that date. The definition of "sale of the Company" in the revised agreements includes (i) a change in the ownership of the Company, in connection with a transaction relating to the Board's intention to sell the Company or its assets, resulting in any one individual, entity or group owning more than 50% of the Company's Common Stock; (ii) in the case of employees of a subsidiary or division of the Company, a sale of the stock or substantially all of the assets of the subsidiary or division; or (iii) the elimination of certain job responsibilities as a result of a sale of assets or of one or more divisions of the Company or its subsidiaries. If a sale of the Company does not occur before January 1, 2001, these agreements terminate without the payment of the remaining 75% benefit. The effect of the restructuring of the severance agreements was to reduce the amount potentially payable under the agreements for Mr. Kewer from approximately $850,000 to $600,000, and for all executive officers as a group from approximately $2.62 million to approximately $1.55 million.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based on a review of reports of changes in beneficial ownership of the Company's Common Stock and written representations furnished to the Company, the Company believes that its officers and directors complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 during 1999.